Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. No. 333-128960), Form S-8 (Reg. No. 333-82652), Form S-8 (Reg. No. 333-126154), Form S-8 (Reg. No. 333-144777), Form S-8 (Reg. No. 333-164697) and Form S-8 (Reg. No. 333-175900) of our reports dated March 30, 2015, relating to the consolidated financial statements and financial statement schedule of GameStop Corp. and subsidiaries, and the effectiveness of GameStop Corp. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of GameStop Corp. for the 52 week period ended January 31, 2015.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Dallas, Texas
March 30, 2015